Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Post-Effective Amendment No. 9 to Registration Statement No. 333-163411 of Wells Core Office Income REIT, Inc. of (i) our report dated December 14, 2010 related to the statement of revenues over certain operating expenses of the 333 East Lake Street Building for the year ended December 31, 2009; (ii) our report dated March 3, 2011 related to the statement of revenues over certain operating expenses of the Westway One Building for the year ended December 31, 2009; (iii) our report dated June 20, 2011 related to the statement of revenues over certain operating expenses of the Duke Bridges I and II Buildings for the year ended December 31, 2010; (iv) our report dated August 11, 2011 related to the statement of revenues over certain operating expenses of the 7601 Technology Way Building for the year ended December 31, 2010; (v) our report dated November 4, 2011 related to the statement of revenues over certain operating expenses of the Westway II Building for the year ended December 31, 2010; (vi) our report dated March 2, 2012 related to the statement of revenues over certain operating expenses of the Franklin Center Building for the year ended December 31, 2011; and (vii) our report dated May 4, 2012 related to the statement of revenues over certain operating expenses of the South Lake Building for the year ended December 31, 2011, incorporated by reference in the Supplement No. 1 to the Prospectus dated July 6, 2012 (the “Prospectus Supplement No. 1”), which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus Supplement No. 1.

/s/ Frazier & Deeter, LLC

Atlanta, Georgia

July 6, 2012